                                                                    Exhibit 11.0

                Statement re: Computation of per share earnings

Reconciliations of net income per share and net income per share, assuming dilution computations for the three and nine months ended September 30, 2000 and 1999 are as follows (amounts in thousands, except per share amounts):

                                                     Three Months Ended     Nine Months Ended
                                                       September 30,          September 30,
                                                    --------------------   -------------------
                                                        2000       1999       2000       1999
                                                    --------    -------    -------    -------
Numerator:

Net loss-numerator for basic and
  diluted net income (loss) per share............    $(2,179)   $(3,035)   $(3,156)   $(6,244)
                                                     =======    =======    =======    =======
Denominator:
  Denominator for basic income (loss) per
    common share weighted average shares.........     28,165     25,452     27,670     25,337

Effect of dilutive securities-stock option.......         --         --         --         --
                                                     -------    -------    -------    -------
Denominator for diluted income (loss) per
  common share...................................     28,165     25,452     27,670     25,337
                                                     =======    =======    =======    =======

Potentially dilutive shares are excluded from the computation in loss periods, as their effect would be antidilutive.